UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2024

LAFAYETTE SQUARE USA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01427	87-2807075
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 SW 7 St, Unit 1911, Miami, Florida	33130-2992
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 753-7096

________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2024, Lafayette Square USA, Inc. (the “Company”) entered into a Senior Secured Revolving Credit Agreement (the “ING Credit Facility”) with ING Capital, LLC, as Administrative Agent, Lead Arranger, Bookrunner and Sustainability Structuring Agent.

The ING Credit Facility is guaranteed by certain subsidiaries of the Company in existence as of the closing date of the ING Credit Facility, and will be guaranteed by certain subsidiaries of the Company that are formed or acquired by the Company in the future (collectively, the “Guarantors”). Proceeds of the ING Credit Facility may be used for general corporate purposes, including the funding of portfolio investments.

The ING Credit Facility allows the Company initially to borrow up to $75 million, subject to certain restrictions, including availability under a borrowing base, which is based upon unused capital commitments made by investors in the Company and the value of the eligible portfolio investments. The amount of permissible borrowings under the ING Credit Facility may be increased through an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing up to $250 million. The ING Credit Facility is secured by a perfected first-priority interest in the unused commitments of the Company’s investors and substantially all of the eligible portfolio investments held by the Company and each Guarantor, subject to certain exceptions.

The availability period with respect to the revolving credit facility under the ING Credit Facility will terminate on June 19, 2028 (“Commitment Termination Date”) and the ING Credit Facility will mature on June 18, 2029 (“Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Company will be obligated to make mandatory prepayments under the ING Credit Facility out of the proceeds of certain asset sales and other recovery events.

The Company may borrow amounts in U.S. dollars or certain other permitted currencies. Amounts drawn under the ING Credit Facility in U.S. dollars will bear interest at either (i) term SOFR plus margin of 2.70% per annum, or (ii) the alternate base rate plus margin of 1.70% per annum (in each case, subject to a sustainability adjustment). The Company may elect either the term SOFR or alternate base rate at the time of drawdown, and loans denominated in U.S. dollars may be converted from one rate to another at any time at the Company’s option, subject to certain conditions. Amounts drawn under the ING Credit Facility in other permitted currencies will bear interest at the relevant rate specified therein plus an applicable margin (including any applicable credit spread adjustment).

The ING Credit Facility includes customary affirmative and negative covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

The description of the terms of the ING Credit Facility set forth above does not purport to be complete and is qualified in its entirety by the full text of the ING Credit Facility, which is filed as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Item 8.01	Other Events.

On June 25, 2024, the Company issued a press release in connection with the ING Credit Facility.

Item 9.01	Financial Statements and Exhibits

10.01	Senior Secured Revolving Credit Agreement dated June 18, 2024, among the Company, the subsidiary guarantors party thereto, the lenders party thereto and ING Capital LLC, as administrative agent, lead arranger, bookrunner and sustainability structuring agent

99.1	Press Release, dated June 25, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lafayette Square USA, Inc.

Date: June 25, 2024	By:	/s/ Seren Tahiroglu
	Name:	Seren Tahiroglu
	Title:	Chief Financial Officer